                                                                     EXHIBIT 4.3


                                [EXECUTION COPY]











                    WARRANT AND REGISTRATION RIGHTS AGREEMENT


                                     BETWEEN


                       CORNERSTONE PROPANE PARTNERS, L.P.


                                       AND


                            NORTHWESTERN CORPORATION







                            Dated as of June 30, 2000

                    WARRANT AND REGISTRATION RIGHTS AGREEMENT


         THIS WARRANT AND REGISTRATION RIGHTS AGREEMENT ("THIS WARRANT AGREEMENT") is made as of June 30, 2000, by and between CORNERSTONE PROPANE PARTNERS, L.P., a Delaware limited partnership (the "COMPANY"), and NORTHWESTERN CORPORATION, a Delaware corporation ("NOR").

                                    RECITALS:

         A. The Company has requested NOR to enter into a certain Guaranty Agreement to be executed and delivered effective as of the date hereof (the "GUARANTY AGREEMENT"), pursuant to which NOR has agreed with Bank of America, N.A., as agent for lenders, to guarantee up to $40,000,000 principal amount of secured bank debt of Cornerstone Propane, L.P., an affiliate of the Company, under a Refunding Credit Agreement dated as of November 20, 1998, as the same has been and may be amended, restated, supplemented or otherwise modified from time to time (the "CREDIT AGREEMENT").

         B. As provided in that certain Commitment Letter dated June 30, 2000 between the Company and NOR (the "COMMITMENT LETTER"), and in order to induce NOR to enter into the Guaranty Agreement, the Company has agreed to enter into this Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

                  SECTION 1.   DEFINITIONS.

                  (a) CERTAIN DEFINITIONS. For the purposes of this Agreement, the following terms have the meanings set forth below:

                  "AFFILIATE" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

                  "BUSINESS DAY" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York, Los Angeles, California or Sioux Falls, South Dakota.

                  "CLOSING DATE" means August 2, 2000.

                  "COMMON UNITS" means limited partnership interests of the Company defined as "Common Units" in the Partnership Agreement and having the rights and obligations specified with respect to Common Units in the Partnership Agreement.

                  "COMPANY" is defined in the Preamble.

                  "CREDIT AGREEMENT" is defined in the Recitals.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "EXERCISE PRICE" means the exercise price per Warrant, which initially is $0.10 per Common Unit, subject to adjustment from time to time in accordance with this Agreement.

                  "FAIR MARKET VALUE PER UNIT" means the arithmetic mean of the closing sales prices of a Common Unit of the Company as reported by the New York Stock Exchange Composite Transactions for each of the five trading days immediately preceding the date of determination or, if not so trading, the fair value as determined in good faith by the General Partner.

                  "GAAP" means generally accepted accounting principles in effect from time to time in the United States.

                  "GENERAL PARTNER" means Cornerstone Propane GP, Inc., the Managing General Partner of the Company, or any successor as Managing General Partner of the Company.

                  "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "GUARANTY AGREEMENT" is defined in the Recitals.

                  "HOLDER" means NOR or any subsequent holder of Warrants or Warrant Units, to which the Warrants or Warrant Units are transferred in accordance with the provisions of this Agreement.

                  "PARTNERSHIP AGREEMENT" means the Amended and Restated Agreement of Limited Partnership of Cornerstone Propane Partners, L.P. dated as of December 17, 1996, as the same has been and may be amended, restated, supplemented or otherwise modified from time to time.

                  "PERSON" means any natural person, corporation, partnership, limited liability company, firm, association, trust or any other entity, whether acting in an individual, fiduciary or other capacity.

                  "PIK UNITS" means Common Units, if any, issued to NOR as contemplated by the Commitment Letter or otherwise in payment of interest, fees or other charges payable by the Company to NOR in respect of advances made by NOR pursuant to the Guaranty Agreement or other credit support furnished by NOR for the benefit of the Company from time to time.

                  "RULE 144" means Rule 144 promulgated by the SEC under the Securities Act.

                  "SEC" means the United States Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "TERMINATION DATE" is defined in SECTION 6.

                  "WARRANT CERTIFICATES" means the certificates evidencing the Warrants in the form of EXHIBIT A-1 attached hereto.

                  "WARRANT UNITS" means the Common Units issued upon exercise of a Warrant by the Holder thereof, together with any other securities which such Holder may be issued in respect of any such securities, including, without limitation, by way of any dividend or other distribution on such securities, any split-up of such securities or a recapitalization, merger, consolidation, share exchange, reorganization or other transaction or series of related transactions in which such securities are changed into or exchanged for securities of another limited partnership, limited liability company or corporation.

                  "WARRANTS" means the 381,875 warrants to purchase one Common Unit of the Company each (I.E., an aggregate of 381,875 Common Units) issued to NOR on the Closing Date pursuant to this Agreement, and each warrant issued in substitution or exchange therefor, or in subsequent substitutions or exchanges, which warrants shall be subject to adjustment and shall have the rights, privileges and limitations set forth in this Agreement.

                  SECTION 2. ISSUANCE AND EXERCISE OF WARRANTS.

         (a) The Company agrees that it shall issue and deliver to NOR on the Closing Date Warrant Certificates evidencing in the aggregate 381,875 Warrants, each dated the Closing Date and registered in such name or names as NOR may specify by timely written notice to the Company (it being understood that in the absence of such specification the Company shall issue and deliver to NOR a single Warrant Certificate evidencing 381,875 Warrants in the name of NOR). A Warrant may be exercised by NOR or any other Holder only in accordance with the terms and conditions of this Agreement and at any time during the period beginning on the date on which such Warrant becomes exercisable pursuant to SECTION 2(b) hereof and ending on the Termination Date.

         (b) Each of the 381,875 Warrants shall be immediately exercisable on the date of issuance.

         (c) Subject to the terms and conditions hereof, Warrants that are exercisable in accordance with this SECTION 2 may be exercised pursuant to this SECTION 2 upon surrender to the Company at its office designated for such purpose (the address of which is set forth in SECTION 13) of the Warrant Certificate or Certificates evidencing the Warrant(s) to be exercised and upon payment to the Company of the aggregate Exercise Price for the number of Warrants which are then exercised. Upon such surrender of Warrant Certificates and payment of the Exercise Price in cash or by check payable to the Company in immediately available funds, the Company shall issue and cause to be delivered with all reasonable dispatch (and in any event within ten Business Days after such surrender and payment) to or upon the written order of the Holder, and registered in the name of the Holder or as it may otherwise specify, a certificate or certificates for the number of full Warrant Units issuable upon the exercise of such Warrants, together with such other property (including cash) and securities as may then be deliverable upon such exercise, including cash for fractional Warrant Units as provided in SECTION 11, PROVIDED that all such Warrant Units shall be subject to the restrictions set forth in SECTION 5 of this Agreement. Such certificate or certificates shall be deemed to have been issued and the Person so named therein shall be deemed to have become a holder of record of such Warrant Units as of the date of the surrender of such Warrant Certificates.

         (d) Subject to the terms and conditions hereof, the Warrants shall be exercisable at the election of the Holders thereof, either in full or from time to time in part, and in the event that a Warrant Certificate is exercised in respect of fewer than all of the Warrants evidenced by such Warrant Certificate at any time prior to the Termination Date, a new Warrant Certificate evidencing the remaining Warrant or Warrants will be issued and delivered pursuant to the provisions of this SECTION 2(d). All Warrant Certificates surrendered upon exercise of Warrants shall be canceled. The Company shall keep copies of this Agreement and any notices received hereunder available for inspection during normal business hours at its office. The Company will furnish, at its expense, copies of this Agreement and all such notices, upon request, to any Holder of any Warrant Certificates.

                  SECTION 3. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT UNITS ISSUABLE. The Exercise Price and the number of Warrant Units issuable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of any of the events enumerated in this SECTION 3.

         (a) ADJUSTMENT FOR CHANGE IN PARTNERSHIP INTERESTS OF THE COMPANY. If the Company (i) makes a distribution on its Common Units payable in any class of its partnership interests, (ii) subdivides its outstanding Common Units into a greater number of units, (iii) combines its outstanding Common Units into a smaller number of units, (iv) makes a distribution on its Common Units in units of its partnership interests other than Common Units, or (v) issues to holders of its Common Units by reclassification of its Common Units any other partnership units, then the number of units for which any Warrant may be exercised in effect immediately prior to such action shall be proportionately adjusted so that the Holder of any Warrant thereafter exercised may receive the aggregate number and kind of partnership interests of the Company which it would have owned immediately following such action if such Warrant had been exercised immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur, and shall become effective immediately after the record date in the case of a distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If after an adjustment made pursuant to the second preceding sentence a Holder of a Warrant upon exercise of such Warrant may receive partnership interests of two or more classes of partnership interests of the Company, the General Partner of the Company shall determine in the good faith exercise of its reasonable business judgment the allocation of the adjusted Exercise Price between the classes of partnership interests. After such allocation, the exercise privilege and the Exercise Price of each class of partnership interests shall thereafter be subject to adjustment on terms comparable to those in this
                  SECTION 3.

         (b) REORGANIZATION OF THE COMPANY. In the event of any capital reorganization, recapitalization or reclassification of the partnership interests of the Company, or consolidation or merger of the Company with another entity in which the Company does not continue as the surviving partnership or, if it does so continue, its Common Units do not remain outstanding, any acquisition of all of the outstanding Common Units of the Company by means of a unit exchange, or the sale, lease, transfer, conveyance or other disposition of all or substantially all of its assets to another entity, then, as a condition of and concurrently with such reorganization, recapitalization, reclassification, consolidation, merger, unit exchange or sale, lease, transfer, conveyance or other disposition, lawful and adequate provision shall be made whereby the Holders of the Warrant Certificates shall thereafter have the right to purchase and receive, on the basis and upon the terms and conditions specified in this Agreement and in lieu of the Warrant Units immediately theretofore purchasable and receivable upon the exercise of the rights represented by the Warrants, such units, partnership interests, securities, cash or property as would have been issued or payable with respect to or in exchange for the number of Warrant Units purchasable and receivable immediately prior to such transaction upon the exercise of the rights represented by the Warrant Certificates if such Warrant Certificates had been exercised immediately prior to such transaction. In any such case appropriate provision shall be made with respect to the rights and interests of the Holders of the Warrants to the end that the provisions of this Agreement (including, without limitation, provisions for adjustment of the Exercise Price and of the number and type of securities purchasable upon the exercise of the Warrants) shall thereafter be applicable, as nearly as may be, in relation to any units, partnership interests, securities, cash or property thereafter deliverable upon the exercise of the Warrants. The Company shall not effect any such consolidation, merger, share exchange or sale, lease, transfer, conveyance or other disposition unless prior to or simultaneously with the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger, unit exchange or the entity purchasing or otherwise acquiring such assets or units (i) shall assume by a supplemental Warrant Agreement, reasonably satisfactory in form, scope and substance to the Holders (which shall be mailed or delivered to the Holders of the Warrants at the last address of such Holders appearing on the books of the Company) the obligation to deliver to such Holders such units, partnership interests, securities, cash or property as, in accordance with the foregoing provisions, such Holders may be entitled to purchase (the "SUBSTITUTE SECURITIES") and (ii) shall assume all of the other obligations of the Company set forth in this Agreement, including, without limitation, those under SECTION 23, which shall apply to such Substitute Securities MUTATIS MUTANDIS. Following such assumption such obligations shall apply to the Substitute Securities rather than to the Warrant Units. If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant Agreement is an Affiliate of the formed, surviving, transferee or lessee entity, such issuer shall join the supplemental Warrant Agreement. The foregoing provisions of this paragraph shall similarly apply to successive reorganizations, recapitalizations, reclassifications, consolidations, mergers, share exchanges, sales, leases, transfers, conveyances or other dispositions.

         (c) CERTAIN OTHER DISTRIBUTIONS. If at any time or from time to time the Company shall take a record of the holders of its Common Units for the purpose of entitling them to receive any distribution of

                                    (i) cash (other than a cash distribution
                           payable out of earnings or earned surplus legally available therefor, to the extent, but only to the extent, that the aggregate of all such distributions paid or declared after June 30, 2000 does not exceed the net income of the Company earned subsequent to that date determined in accordance with GAAP), or

                                    (ii) any evidence of indebtedness (other
                           than convertible securities), any of its units or partnership interests (other than Common Units) or any other securities or property of any nature whatsoever (other than cash), or

                                    (iii) any warrants or rights to subscribe
                           for or to purchase any evidences of its indebtedness (other than convertible securities), any of its units or partnership interests (other than Common Units) or any other securities or property of any nature whatsoever, then lawful and adequate provision shall be made whereby the Holders of the Warrant Certificates shall thereafter have the right to exercise the rights represented by the Warrants and to receive upon such exercise (A) such number of Warrant Units as would have been purchasable and receivable immediately prior to the taking of such record upon the exercise of the rights represented by the Warrant Certificates if such Warrant Certificates had been exercised immediately prior to the taking of such record, and (B) such cash, evidences of indebtedness, units, partnership interests, securities, or other property as would have been distributed with respect to such number of Warrant Units if the same had been held by such Holders on the date of the taking of such record.

         (d) ISSUANCE OF ADDITIONAL COMMON UNITS. If at any time or from time to time the Company shall (except as hereinafter provided) issue additional Common Units for a consideration less per unit than the Fair Market Value Per Unit in effect immediately prior to issuance of such additional Common Units, then the number of Warrant Units issuable upon exercise of a Warrant shall be adjusted to that number obtained by multiplying the number of Warrant Units issuable upon exercise of a Warrant immediately prior to such adjustment by a fraction the numerator of which shall be the number of Common Units outstanding immediately prior to the issuance of such additional Common Units plus the number of additional Common Units so issued, and the denominator of which shall be the number of Common Units outstanding immediately prior to the issuance of such additional Common Units plus the number of additional Common Units which the aggregate consideration paid for the total number of such additional Common Units so issued would purchase at the Fair Market Value Per Unit in effect immediately prior to issuance of such additional Common Units. The date as of which Fair Market Value Per Unit shall be determined for purposes of this SECTION 3(d) shall be the earlier of the date on which the Company enters into a firm contract for the issuance of such additional Common Units, and the date of actual issuance thereof. This SECTION 3(d) shall not apply to any issuance of Additional Common Units for which an adjustment is made pursuant to the foregoing SECTION 3(a) or as to any issuance pursuant to exercise of warrants or other rights, or conversion of convertible securities, with respect to which an adjustment has previously been made pursuant to SECTION 3(e) upon issuance of such warrants, rights or convertible securities, as the case may be, or any warrants or other rights to obtain the same. No adjustment shall be required pursuant to this SECTION 3(d) with respect to any issuance of additional Common Units pursuant to any employee option or similar incentive plan of the Company in effect on the date hereof or agreed to by all Holders if put into effect after the date hereof.

         (e) ISSUANCE OF WARRANTS OR OTHER RIGHTS. If at any time or from time to time the Company shall take a record of the holders of its Common Units for the purpose of entitling them to receive any distribution of, or shall otherwise issue, any warrants or other rights to subscribe for, or purchase any additional Common Units or any convertible securities convertible into additional Common Units, and the consideration per unit for which additional Common Units may at any time thereafter be issuable pursuant to all such warrants and other rights or pursuant to the terms of such convertible securities, as the case may be, is less per unit than the Fair Market Value Per Unit in effect immediately prior to issuance of such additional Common Units, then the number of Warrant Units issuable upon exercise of a Warrant shall be adjusted as provided in SECTION 3(d), on the basis that (i) the maximum number of additional Common Units issuable pursuant to all such warrants or other rights or upon conversion of all such convertible securities shall be deemed to have been issued as of the date for determination of the Fair Market Value Per Unit as hereinbelow provided, and (ii) the aggregate consideration for such maximum number of additional Common Units shall be deemed to be the minimum receivable pursuant to such warrants or rights, or upon conversion of such convertible securities, as the case may be. The date as of which Fair Marker Value Per Unit shall be determined for purposes of this SECTION 3(e) shall be the earliest of the date on which the Company shall take a record of the holders of its Common Units, the date on which the Company enters into a firm contract for the issuance of such warrants, rights or convertible securities, and the date of actual issuance thereof.

         (f) SUPERSEDING ADJUSTMENTS. If, at any time after an adjustment of the number of Warrant Units issuable upon exercise of a Warrant shall have been made pursuant to the foregoing SECTION 3(e) on the basis of issuance of warrants or other rights, or of convertible securities, or after an adjustment of the number of Warrant Units issuable upon exercise of a Warrant shall have been made pursuant to this SECTION 3(f),

                                    (i) such warrants or rights, or the
                           conversion right in such convertible securities, shall expire and a portion thereof shall not have been exercised or converted, as the case may be, and/or

                                    (ii) the consideration per unit for which
                           Common Units are issuable pursuant the such warrants or rights, or upon conversion of such convertible securities, shall be increased solely by virtue of provisions therein for an automatic increase in such consideration upon the arrival of a specified date or the occurrence of a specified event, such previous adjustment shall be rescinded and annulled, and the additional Common Units deemed issued by virtue of the computation made in connection with such adjustment shall no longer be deemed to have been issued. Thereupon a re-computation shall be made as to the effect of such warrants, rights or convertible securities, on the basis of

                                    (iii) treating the number of additional
                           Common Units, if any, theretofore actually issued or issuable pursuant to such exercise or conversion as having been issued on the date or dates of exercise or conversion for the consideration actually received or receivable therefor, and

                                    (iv) treating any such warrants or rights or
                           any such convertible securities which then remain outstanding as having been granted or issued immediately after the time of such increase of the consideration per unit for which Common Units are issuable under such warrants, rights or convertible securities;

                  and, if and to the extent called for by the foregoing provisions of this SECTION 3 on the basis aforesaid, a new adjustment of the number of Warrant Units issuable upon exercise of a Warrant shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled.

         (g) CONSIDERATION. For purposes of this SECTION 3, the consideration per unit for any additional Common Units issuable pursuant to any warrants or other rights shall include the consideration for issuing such warrants or rights, as well as the consideration payable upon exercise of the same; and the consideration per unit for any additional Common Units issuable upon conversion of any convertible securities shall include the consideration for issuing such convertible securities (including any consideration paid for issuance of warrants or rights to subscribe for such convertible securities), as well as the consideration payable upon exercise of the right of conversion contained therein. The consideration paid or payable in connection with any Common Units issued in an underwritten public offering, or Rule 144A offering, shall be determined without deducting underwriting discounts or commissions.

                  SECTION 4.   COVENANTS.

         (a) PRIVATE COMPANY INFORMATION. If, during the term of this Agreement, the Company shall cease to be subject to the periodic reporting obligations of Section 15(d) of the Exchange Act, the Company will furnish, or will cause to be furnished, to each Holder copies of the following financial statements, reports and information:

                  (i) promptly when available and in any event within 120 days after the close of each fiscal year, a consolidated balance sheet at the close of such fiscal year, and related consolidated statements of operations and cash flows for such fiscal year, of the Company and its subsidiaries (with comparable information at the close of and for the prior fiscal year), certified (in the case of consolidated statements) without qualification by nationally recognized independent public accountants; and

                  (ii) promptly when available and in any event within 45 days after the close of each fiscal quarter, consolidated balance sheets at the close of such fiscal quarter, and consolidated statements of operations and cash flows for such fiscal quarter and for the period commencing at the close of the previous fiscal year and ending with the close of such fiscal quarter, of the Company and its subsidiaries (with comparable information at the close of and for the corresponding fiscal quarter of the prior fiscal year and for the corresponding portion of such prior fiscal year), certified by the chief financial or executive officer of the General Partner.

         (b) PUBLIC COMPANY INFORMATION. So long as the Company is subject to the periodic reporting requirements of Section 15(d) of the Exchange Act, the Company will:

                  (i) file with the SEC on or before the required date all regular or periodic reports required pursuant to the Exchange Act and deliver to each Holder, promptly upon its becoming available, one copy of each report, notice or proxy statement sent by the Company to its Limited Partners generally, and of each regular or periodic report filed pursuant to the Exchange Act and any registration statement or prospectus pursuant to the Securities Act filed by the Company with (A) the SEC or (B) any national securities exchange; and

                  (ii) use its reasonable commercial efforts to make publicly available information concerning the Company sufficient to allow a Holder to dispose in accordance with this Agreement of all or a portion of the Warrant Units pursuant to Rule 144 (or any successor provision).

         (c) GOVERNMENTAL APPROVALS. The Company will use its reasonable commercial efforts, and will cooperate with the Holders to, secure all necessary consents, approvals, authorizations and exemptions from all Governmental Authorities in connection with the transactions contemplated hereby and the exercise of the Warrants and the issuance of Common Units upon exercise of the Warrants.

         (d) TERMINATION OF RIGHTS UPON SALE TO THE PUBLIC. Notwithstanding anything to the contrary set forth herein, the obligations of the Company set forth in this SECTION 4 shall terminate with respect to any Holder (including an underwriter) acquiring any Warrants or Warrant Units pursuant to a registration statement declared effective by the SEC under the Securities Act or in a sale effected pursuant to Rule 144.

                  SECTION 5.   RESTRICTIONS ON TRANSFERS.

         (a) TRANSFERS OF WARRANTS. A Holder may not dispose of or transfer any Warrants now or hereafter owned, whether by sale, assignment, gift, pledge, encumbrance or otherwise, except pursuant to an available exemption from registration under Federal and state securities laws PROVIDED, that this Section shall not apply to a surrender of Warrant Certificates to the Company in connection with the Warrants evidenced thereby.

         (b) RESTRICTED SECURITIES. Warrants are transferable only in accordance with SECTION 5(a).

         (c) TRANSFERS OF WARRANT UNITS. A Holder may not dispose of or transfer any Warrant Units now or hereafter owned, whether by sale, assignment, gift, pledge, encumbrance or otherwise, except pursuant to a registered sale under Federal securities laws or pursuant to an available exemption from registration under Federal and state securities laws.

                  SECTION 6. TERMINATION. This Agreement shall terminate and all outstanding Warrants shall be canceled on the first to occur of (a) the fifth anniversary of the Closing Date (the "TERMINATION DATE") and (b) the exercise or cancellation of all Warrants issued pursuant to this Agreement.

                  SECTION 7.   REGISTRATION OF TRANSFERS AND EXCHANGES.

         (a) The Company shall from time to time register the initial issuance and any transfer of any outstanding Warrant Certificates made in accordance with SECTION 5 hereof in a Warrant register to be maintained by the Company upon surrender of such Warrant Certificates accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Company, duly executed by the Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney; PROVIDED, HOWEVER, that prior to effecting such transfer, the transferee shall agree (in a form reasonably satisfactory to the Company) to be bound by the terms of this Agreement. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be canceled. Until the Warrant Certificate is transferred on the Warrant register of the Company, the Company may treat the Holder as shown in the Warrant register as the absolute owner of the Warrant Certificate for all purposes, and notwithstanding any notice to the contrary. The Company agrees that it will make the Warrant register available for inspection by the Holders during normal business hours at its office.

         (b) By acceptance thereof, the Holders agree that, unless and until the Company shall receive an opinion of counsel, reasonably satisfactory to it in form, scope and substance that such is not necessary to ensure compliance with the securities laws, each Warrant Certificate and, subject to
                  SECTION 23 hereof, each certificate representing Warrant Units, will bear the following legend (the "SECURITIES LEGEND"):

                           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SAID SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SAID ACT OR LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A WARRANT AGREEMENT, DATED AS OF JUNE 30, 2000, BETWEEN CORNERSTONE PROPANE PARTNERS, L.P. (THE "COMPANY") AND NORTHWESTERN CORPORATION, A COPY OF WHICH IS ON FILE AT THE MAIN OFFICE OF THE COMPANY. ANY SALE OR TRANSFER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS OF THAT AGREEMENT AND ANY SALE OR TRANSFER OF SUCH SECURITIES IN VIOLATION OF SAID AGREEMENT SHALL BE INVALID."

         (c) Warrant Certificates may be exchanged at the option of the Holder(s) thereof when surrendered to the Company at its office for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants, including, without limitation, upon an adjustment in the Exercise Price or in the number of Warrant Units purchasable upon exercise of the Warrants. Warrant Certificates surrendered for exchange shall be canceled.

                  SECTION 8. PAYMENT OF TAXES. The Company will pay all stamp, transfer and similar taxes in connection with the issuance, sale and delivery of the Warrants hereunder, as well as all such taxes attributable to the initial issuance of Warrant Units upon the exercise of Warrants and payment of the appropriate Exercise Price. The Company will not, however, be required to pay any such taxes imposed in connection with any transfer of any Warrants or Warrant Units or any Federal or state income taxes payable in respect of any Holder's purchase, ownership, sale, transfer, exercise or other disposition of Warrants or Warrant Units.

                  SECTION 9. MUTILATED OR MISSING WARRANT CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company (which shall include an affidavit of the Holder) that any Warrant Certificate shall have been mutilated, lost, stolen or destroyed and, in the case of loss, theft or destruction, a customary indemnity agreement from the Holder of such Warrant Certificate and (if such Holder is other than NOR or an affiliate of NOR) a lost certificate indemnity bond from a reputable bonding or insurance company in an amount acceptable to the Company, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants.

                  SECTION 10. RESERVATION OF WARRANT UNITS. The Company will at all times that any Warrant is exercisable reserve and keep available, free from preemptive or similar rights, out of the aggregate of its authorized but unissued Common Units, for the purpose of enabling it to satisfy any obligation to issue Warrant Units upon exercise of Warrants, the maximum number of units of each class of partnership interest constituting a part of the Warrant Units which may then be deliverable upon the exercise of all outstanding Warrants. The Company or, if appointed, the transfer agent for units of each class of partnership interest of the Company (the "TRANSFER AGENT") and every subsequent transfer agent for any units of the Company's partnership interest issuable upon the exercise of the Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized units as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any units of the Company's partnership interests issuable upon the exercise of the rights of purchase represented by the Warrants. The Company will furnish such Transfer Agent a copy of all notices of adjustments, and certificates related thereto, transmitted to Holders pursuant to SECTION 12. Before taking any action which would cause an adjustment pursuant to SECTION 3 to the maximum number of Warrant Units deliverable upon the exercise of all outstanding Warrants pursuant to
SECTION 2(a), the Company shall cause to be authorized additional Common Units such that the sum of such maximum number of Common Units deliverable upon exercise of all outstanding Warrants and the number of Common Units outstanding as of such date does not exceed the number of Common Units authorized pursuant to the Company's Partnership Agreement.

                  SECTION 11. FRACTIONAL INTERESTS. The Company shall not be required to issue fractional Warrant Units on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of Warrant Units which shall be issuable upon exercise thereof shall be computed on the basis of the aggregate number of Warrant Units purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Unit would, except for the provisions of this SECTION 11, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Fair Market Value Per Unit calculated as of the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction.

                  SECTION 12. NOTICE TO WARRANT HOLDERS. Upon any adjustment of the Exercise Price or number or type of securities purchasable upon exercise of the Warrants pursuant to SECTION 3, the Company shall promptly thereafter (i) cause to be filed with the Company a certificate of the chief financial officer of the General Partner of Company setting forth the Exercise Price and the number and type of securities or other property constituting Warrant Units after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and, in the case of an adjustment pursuant to SECTION 3(b), setting forth the number and type of securities or other property constituting Warrant Units (or portion thereof) issuable, after such adjustment in the Exercise Price or number of Warrant Units, upon exercise of the Warrants, upon exercise of a Warrant and payment of the adjusted Exercise Price, and (ii) cause to be given to each of the Holders of the Warrant Certificates written notice of such adjustments, together with a copy of such certificate. Where appropriate, such notice may be given in advance and included as a part of the notice required to be given under the other provisions of this SECTION 12. In the event:

         (a) the Company shall authorize the payment of any distribution to holders of Common Units of the Company; or

         (b) of any capital reorganization, reclassification, recapitalization, consolidation, merger, or unit exchange or sale, lease, transfer, conveyance or other disposition to which the adjustment provisions of SECTION 3(b) apply, or a purchase, tender or exchange offer for Common Units or other securities constituting part of the Warrant Units (whether by the Company or some other party); or

         (c) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

         (d) the Company proposes to take any action that would require an adjustment of the Exercise Price or number of Warrant Units for which the Warrants are exercisable;

then the Company shall cause to be given to each of the Holders, at least 20 days prior to the applicable record date hereinafter specified (or promptly in the case of events for which there is no record date), a written notice stating (as applicable) (i) the date as of which the holders of record of Common Units entitled to receive any such dividends or distribution are to be determined,
(ii) the date on which any such reclassification, recapitalization or reorganization, consolidation, merger, unit exchange, sale, lease, transfer, conveyance or disposition to which the adjustment provisions of SECTION 3(b) apply or any such dissolution, liquidation or winding up is expected to become effective or be consummated, or (iii) the initial expiration date set forth in any purchase, tender or exchange offer for partnership interests, and the date as of which it is expected that holders of record of partnership interests or other securities constituting a part of the Warrant Units (or securities into which the Warrant Units may be converted) shall be entitled to exchange such shares or securities for securities or other property, if any, deliverable upon such reclassification, recapitalization, reorganization, consolidation, merger, amalgamation, share exchange, sale, lease, conveyance, transfer, disposition, dissolution, liquidation or winding up.

                  SECTION 13. NOTICES. All notices, consents, approvals, agreements and other communications provided hereunder shall be in writing and delivered personally, by mail, by overnight courier (providing proof of delivery) or by telecopy and shall be sufficiently given to NOR and the Company if addressed or delivered to them at the following addresses:

                  If to Company:        Cornerstone Propane Partners, L.P.
                                        432 Westridge Drive
                                        Watsonville, CA   95076

                                        Attention: Chief Financial Officer
                                        Telephone No.: (831) 724-1921
                                        Facsimile No.: (831) 724-4038

                  If to NOR:            Northwestern Corporation
                                        125 S. Dakota Avenue, Suite 1100
                                        Sioux Falls, SD 57104-6403
                                        Attention:  General Counsel
                                        Telephone No.: (605) 978-2917
                                        Facsimile No.:  (605) 978-2810


or if to any other Holder at such address for such Holder as may appear in the Warrant register, or at such other address as any party may designate to any other party by written notice. All such notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered, (ii) when received, if deposited in the mail, postage prepaid, (iii) when transmission is verified, if telecopied, and (iv) on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

                  SECTION 14. SUCCESSORS. Except as otherwise expressly provided herein or in the Warrants, all covenants and agreements of this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns, including those by operation of law, merger or consolidation. In addition, except as otherwise expressly provided in the Warrants, and whether or not any express assignment has been made, the provisions of this Agreement which are for NOR's benefit as a purchaser or Holder of a Warrant or Warrant Units are also for the benefit of, and enforceable by, any subsequent Holder of such a Warrant or Warrant Units.

                  SECTION 15. GOVERNING LAW. This Agreement, the Warrants and the Warrant Units shall be governed by those provisions of the Delaware Revised Uniform Limited Partnership Act, 6 Del. Section 17-101 et. seq., and Article 8 of the Delaware Uniform Commercial Code, which are necessarily applicable to securities issued by a Delaware limited partnership and otherwise shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said state.

                  SECTION 16. BENEFITS OF THIS AGREEMENT. Except as otherwise provided in SECTION 14 hereof, nothing in this Agreement shall be construed to give to any Person other than the Company and the Holders any legal or equitable right, remedy or claim under this Agreement; this Agreement shall be for the sole and exclusive benefit of the Company and the Holders.

                  SECTION 17. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

                  SECTION 18. AMENDMENT; WAIVERS. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived and the Company may take any action herein prohibited, or fail to take any action herein required to be performed by it if, but only if, the Company has obtained the written consent of the Holders of (x) Warrant Certificates evidencing the right to purchase a majority of the sum of all Warrant Units not yet issued and outstanding for which Warrants are currently exercisable, plus
(y) all outstanding Warrant Units (other than any such sold in a registered public offering under the Securities Act). No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall a waiver of a particular right or remedy on one occasion be deemed a waiver of any other right or remedy or a waiver of the same right or remedy on any subsequent occasion.

                  SECTION 19. JURISDICTION. Each of the parties hereto hereby agrees that any legal action or proceeding against such party with respect to this Agreement, the Warrants or the Warrant Units may be brought in the courts of the State of New York in the Borough of Manhattan, City and State of New York, or of the United States of America for the Southern District of New York as the other party may elect, and, by execution and delivery hereof, such party accepts and consents for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the other party in writing, with respect to any action or proceeding brought by such party against the other party. Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of the copies thereof by certified mail, return receipt requested, postage prepaid, to it at its address set forth herein, such service to become effective upon the earlier of (i) the date ten calendar days after such mailing and (ii) any earlier date permitted by applicable law.

                  SECTION 20. SPECIFIC PERFORMANCE. The Company and the Holders recognize that the rights of the Holder(s) and the Company under this Agreement are unique and, accordingly, the Holder(s) and the Company shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder and thereunder by actions for injunctive relief and specific performance to the extent permitted by law. The Company and the Holders agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company and each of the Holders hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate. This Agreement is not intended to limit or abridge any rights of the Holder(s) or the Company which may exist apart from this Agreement.

                  SECTION 21. ENTIRE AGREEMENT. The parties hereto agree that this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them as to such subject matter; and there are no restrictions, agreements, arrangements, oral or written, between any or all of the parties relating to the subject matter hereof which are not fully expressed or referred to herein or therein.

                  SECTION 22. SEVERABILITY. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution, statute, rule or public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, rule or public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

                  SECTION 23. REGISTRATION UNDER SECURITIES ACT OF 1933, AS
                              AMENDED.

         (a) As used in this SECTION 23, the following terms shall have the following meanings:

                  (i) The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to the registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

                  (ii) "REGISTRABLE SECURITIES" shall mean the Common Units issuable upon exercise of the Warrants (or in substitution or exchange for any or all such Common Units, or in subsequent substitutions or exchanges) and the PIK Units, if any shall be outstanding; PROVIDED, HOWEVER, that securities shall only be treated as Registrable Securities if and only for so long as they (A) have not been disposed of pursuant to a registration statement declared effective by the SEC, (B) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale, and (C) are held by a Holder (whether the original Holder or a Holder that is a permitted transferee pursuant to SECTION 23(j)).

                  (iii) "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with SECTION 23(b) OR (c) hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and expenses of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (including Selling Expenses for each Holder).

                  (iv) "REGISTRATION PERIOD" shall have the meaning ascribed to such term in SECTION 23(d).

                  (v) "SELLING EXPENSES" shall mean all reasonable fees, and the expenses, of one firm of legal counsel for all Holders whose Registrable Securities are to be included in a registration.

         (b)      DEMAND REGISTRATION RIGHTS.

                  (i) Subject to the provisions contained in this SECTION 23(b), any Holder or Holders may request (each, a "REQUESTING HOLDER") on not more than two (2) occasions in writing (a "DEMAND REQUEST") that the Company effect the registration under the Securities Act of that number of Common Units constituting Registrable Securities requested and owned by the Requesting Holder(s) (a "DEMAND REGISTRATION"); PROVIDED, HOWEVER, the Registrable Securities to be included in such Demand Registration comprise at least 100,000 Common Units (subject to adjustment as herein provided); PROVIDED, FURTHER, that the Company will in no event be required to effect more than one Demand Registration for the Holders in total in any 12-month period. Upon receipt of a Demand Request, the Company will cause to be included in a registration statement on an appropriate form under the Securities Act, filed with the SEC within 90 days after receiving a Demand Request (the "REQUIRED FILING DATE"), such Registrable Securities as may be requested by Joining Holders joining in such request pursuant to SECTION 23(b)(ii). The Company shall use its reasonable best efforts to cause any such registration statement to be declared effective by the SEC as promptly as practicable after such filing but in any event not later than 150 days (or such longer period, not in excess of 240 days, during which the Company shall be diligently pursuing having such registration statement so declared effective) following the date of the Demand Request.

                  (ii) If at any time the Company proposes to register Common Units for the account of the Requesting Holders pursuant to SECTION 23(b)(i) then the Company shall give written notice of such proposed filing to the Holders of Warrant Certificates as soon as practicable (but in no event less than 30 days before the anticipated filing date). Upon the written request of any such Holder, received by the Company no later than the 10th business day after receipt by such Holder of the notice sent by the Company (each such Holder a "JOINING HOLDER"), to register, on the same terms and conditions as the securities otherwise being sold pursuant to such Demand Registration, any of its Registrable Securities, the Company will use its best efforts to cause the Registrable Securities to be included in the securities to be covered by the registration statement proposed to be filed by the Company on the same terms and conditions as any similar securities included therein, all to the extent requisite to permit the sale or other disposition by each Holder of the Registrable Securities so registered.

                  (iii) A registration will not count as a Demand Registration until it has become effective; PROVIDED, HOWEVER, that if, after it has become effective, an offering of Registrable Securities pursuant to a registration statement is terminated by any stop order, injunction, or other order of the SEC or other governmental agency or court, such registration pursuant thereto will be deemed not to have been effected and will not count as a Demand Registration.

                  (iv) Unless the Requesting Holder otherwise elects, all Demand Registrations will be underwritten offerings. With respect to any offering of Registrable Securities pursuant to a Demand Registration in the form of an underwritten offering, the Company shall select an investment banking firm or firms of national standing to manage the underwritten offering, subject to the consent of the Requesting Holders of a majority of the Registrable Securities for such registration, which consent shall not be withheld unreasonably.

                  (v) Securities to be sold for the account of any Person or entity (including the Company) other than Requesting Holders or Joining Holders may be included in a Demand Registration unless the managing underwriter or underwriters shall advise the Requesting Holders in writing that the inclusion of such securities will materially and adversely affect the price or success of the offering (a "MATERIAL ADVERSE EFFECT"). Furthermore, in the event that the managing underwriter or underwriters shall advise the Requesting Holders that even after exclusion of all securities of the other Persons or entities pursuant to the immediately preceding sentence, the amount of Registrable Securities proposed to be included in such

                           Demand Registration by Requesting Holders and Joining Holders is sufficiently large to cause a Material Adverse Effect, the number of Common Units to be included in such Demand Registration shall be allocated among all Holders pro rata based on the ratio the number of Common Units each such Holder requests be included bears to the total number of Common Units of all Holders that have been requested be included in such registration.

         (c) PIGGY-BACK REGISTRATION RIGHTS. (i) The Company agrees that if, at any time, and from time to time, commencing on the date that is six (6) months from the Closing Date and ending on the date that is five (5) years from the Closing Date, the General Partner of the Company shall authorize the filing of a registration statement under the Securities Act (other than a registration statement on Form S-8, Form S-4 or any other form or successor form that does not include substantially the same information as would be required in a form for the general registration of securities) in connection with the proposed offer of any of its securities by it or any of its unitholders, the Company shall, (A) promptly notify the Holders in writing that such registration statement will be filed and that Registrable Securities will be included in such registration statement at any Holder's request, (B) cause such registration statement to cover all such Registrable Securities for which the Holder thereof requests inclusion,
                  (C) use its reasonable best efforts to cause such registration statement to become effective as soon as practicable and (D) take all other action necessary under any Federal or state law or regulation of any governmental authority to permit all such Registrable Securities to be sold or otherwise disposed of, and will maintain such compliance with each such Federal and state law and regulation of any governmental authority for the period necessary for the Holders to effect the proposed sale or other disposition, but in no event greater than six (6) months.

                  (ii) Notwithstanding any other provision in this Warrant Agreement, the Company may at any time abandon or delay any registration commenced by the Company. In the event of such an abandonment by the Company, the Company shall not be required to continue registration of the Registrable Securities requested by the Holder for inclusion and the Holder shall retain the right to request inclusion of the Registrable Securities in accordance with SECTION 23(c)(i).

                  (iii) Securities to be sold for the account of any Person or entity (other than the Company) requesting inclusion thereof in a registration pursuant to this
                           SECTION 23(c) shall be included in such registration unless the managing underwriter or underwriters shall advise the Company and the Holders requesting such inclusion in writing that the inclusion of all such securities will materially and adversely affect the price or success of the offering. In the event that the managing underwriter or underwriters shall so advise the Company and the requesting Holders, the number of Common Units to be included in such registration shall be allocated (a) as between the Company and such Holders based on the ratio the number of Common Units the Company and each such Holder respectively propose be included bears to the total number of Common Units the Company and all such Holders have proposed be included, and (b) among all Holders pro rata based on the ratio the number of Common Units each such Holder requests be included bears to the total number of Common Units of all Holders that have been requested be included in such registration.

         (d) OBLIGATIONS. Whenever required under this Warrant to include Registrable Securities in a Company registration statement, the Company shall, as expeditiously as is reasonably possible:

                  (i) use its reasonable best efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective until the Holders have completed the distribution described in the registration statement relating thereto or six (6) months, whichever is shorter. The period of time during which the Company is required hereunder to keep the Registration Statement effective being referred to herein as the "REGISTRATION PERIOD"; and

                  (ii)     advise the Holders:

                           (A) when such registration statement or any amendment
                  thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective;

                           (B) of any request by the SEC for amendments or
                  supplements to such registration statement or the prospectus included therein or for additional information;

                           (C) of the issuance by the SEC of any stop order
                  suspending the effectiveness of such registration statement or the initiation of any proceedings for such purpose;

                           (D) of the receipt by the Company of any notification
                  with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

                           (E) of the happening of any event that requires the
                  making of any changes in such registration statement or the prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading;

                  (iii) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement at the earliest possible time;

                  (iv) furnish to each Holder, without charge, at least one copy of such registration statement and any post-effective amendment thereto, including financial statements and schedules, and, if the Holder so requests in writing, all exhibits (including those incorporated by reference) in the form filed with the SEC;

                  (v) during the Registration Period, deliver to each Holder, without charge, as many copies of the prospectus included in such registration statement and any amendment or supplement thereto as such Holder may reasonably request; and the Company consents to the use, consistent with the provisions hereof, of the prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto. In addition, upon the reasonable request of the Holder and subject in all cases to confidentiality protections reasonably acceptable to the Company, the Company will meet with the Holder or Holders of more than 50% of the Warrant Units included in such registration at the Company's headquarters to discuss all information relevant for disclosure in such registration statement covering the Registrable Securities, and will otherwise cooperate with any Holder conducting an investigation for the purpose of reducing or eliminating such Holder's exposure to liability under the Securities Act, including the reasonable production of information at the Company's headquarters;

                  (vi) during the Registration Period, deliver to each Holder, without charge, (A) as soon as practicable (but in the case of the annual report of the Company to its unitholders, within 120 days after the end of each fiscal year of the Company) one copy of: (1) its annual report to its unitholders, if any (which annual report shall contain financial statements audited in accordance with generally accepted accounting principles in the United States of America by a firm of certified public accountants of recognized standing); (2) if not included in substance in its annual report to unitholders, its annual report on Form 10-K (or similar form); (3) each of its quarterly reports to its unitholders, and, if not included in substance in its quarterly reports to unitholders, its quarterly report on Form 10-Q (or similar form), and (4) a copy of the full Registration Statement (the foregoing, in each case, excluding exhibits); and (B) upon reasonable request, all exhibits excluded by the parenthetical to the immediately preceding clause (4), and all other information prepared by the Company that is generally available to the public;

                  (vii) prior to any public offering of Registrable Securities pursuant to any Registration Statement, register or qualify or obtain an exemption for offer and sale under the securities or blue sky laws of such United States jurisdictions as any of the Holders whose Registrable Securities are included in such registration reasonably requests in writing, PROVIDED that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, and do any and all other acts or things reasonably necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Securities covered by such registration statement;

                  (viii) cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold pursuant to any Registration Statement free of any restrictive legends to the extent not required at such time and in such denominations and registered in such names as Holders may request at least three (3) business days prior to sales of Registrable Securities pursuant to such registration statement;

                  (ix)     upon the occurrence of any event contemplated by
                           SECTION 23(d)(ii)(E) above, the Company shall promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

                  (x) use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and will make generally available to the Holders not later than 45 days (or 90 days if the fiscal quarter is the fourth fiscal quarter) after the end of its fiscal quarter in which the first anniversary date of the effective date of such registration statement occurs, an earnings statement satisfying the provisions of
                           Section 11(a) of the Securities Act.

         (e) FURNISH INFORMATION. It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Warrant Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding the Holder, the Registrable Securities held by the Holder, and the intended method of disposition of such securities as shall be reasonably required by the Company to effect the registration of such Holder's Registrable Securities.

         (f) EXPENSES OF COMPANY REGISTRATION. The Company shall bear and pay all Registration Expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registration pursuant to
                  SECTION 23(b) OR (c) for each Holder relating or apportionable thereto. Notwithstanding the foregoing, each Holder shall pay all Registration Expenses that such Holder is required to pay under applicable law.

         (g) UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of the Company's partnership interests, the Company shall not be required under SECTION 23(c) to include any Holder's Registrable Securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other Persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their reasonable discretion will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by unitholders to be included in such offering exceeds the number of securities sold other than by the Company that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their reasonable discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling unitholders having registration rights according to the total number of securities entitled to be included therein owned by such selling unitholders, or in such other proportions as mutually agreed to by such selling unitholders). For purposes of the preceding parenthetical expression concerning apportionment, for any selling unitholder who is a holder of Registrable Securities and is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single "selling unitholder", and any pro-rata reduction with respect to such "selling unitholder" shall be based upon the aggregate number of units carrying registration rights owned by all entities and individuals included in such "selling unitholder", as defined in this sentence. The number of Registrable Securities to be included in a registration pursuant to this Agreement shall not be limited by units sought to be included by unitholders with no registration rights.

         (h) DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Warrant Agreement.

         (i) INDEMNIFICATION. In the event that any Registrable Securities are included in a registration statement under this Warrant
                  Agreement:

                  (i) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, or the Exchange Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, and the Company will pay to each such Holder, underwriter or controlling Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this SECTION 23(i)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling Person.

                  (ii) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company and the General Partner, each of their directors, each of their officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, or the Exchange Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this SECTION 23(i)(ii), in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this SECTION 23(i)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; PROVIDED, that, in no event shall any indemnity under this SECTION 23(i)(ii) exceed the net proceeds (after deducting the underwriters' discount but before deducting other expenses) from the offering received by such Holder.

                  (iii) Promptly after receipt by an indemnified party under this SECTION 23 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this SECTION 23, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel selected by the indemnifying party and approved by the indemnified party (whose approval shall not be unreasonably withheld); PROVIDED, HOWEVER, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this
                           SECTION 23, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this SECTION 23.

                  (iv) To the extent permitted by law, if the indemnification provided for in this SECTION 23 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                  (v) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control (it being understood and agreed that silence in the underwriting agreement as to matters of indemnification and contribution between the Company and the Holders shall not constitute a conflict).

                  (vi)     The obligations of the Company and Holders under this
                           SECTION 23(i) shall survive the completion of any offering of Registrable Securities in a registration statement under this Warrant Agreement, and otherwise.

         (j) PERMITTED TRANSFEREES. The rights to cause the Company to register Registrable Securities granted to the Holders by the Company under this Warrant Agreement may be assigned in full by a Holder in connection with a transfer by such Holder of its Registrable Securities if: (i) such Holder gives prior written notice to the Company; (ii) the transferee agrees in writing to comply with the terms and provisions of this Warrant Agreement; (iii) such transfer of Registrable Securities is otherwise in compliance with this Warrant Agreement; and (iv) such transfer of Registrable Securities is otherwise effected in accordance with applicable securities laws. Except as specifically permitted by this SECTION 23(j), the rights of a Holder with respect to Registrable Securities as set out in this SECTION 23 shall not be transferable to any other Person, and any attempted transfer shall cause all rights of such Holder therein to be forfeited.

         (k) TERMINATION OF REGISTRATION RIGHTS. In addition, the right of any Holder to request inclusion in any registration pursuant to this SECTION 23 and the obligations of the Company to keep any registration statement effective for the benefit of such Holder shall terminate at such time as all of the Registrable Securities held by such Holder may be sold under Rule 144(k) within a 60 day period.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                  CORNERSTONE PROPANE PARTNERS, L.P.

                                  By:      CORNERSTONE PROPANE GP, INC.
                                           its general partner


                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                            NORTHWESTERN CORPORATION



                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                                                     EXHIBIT A-1


THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SAID SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SAID ACT OR LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A WARRANT AND REGISTRATION RIGHTS AGREEMENT, DATED AS OF JUNE 30, 2000, BETWEEN CORNERSTONE PROPANE PARTNERS, L.P. (THE "COMPANY") AND NORTHWESTERN CORPORATION, A COPY OF WHICH IS ON FILE AT THE MAIN OFFICE OF THE COMPANY. ANY SALE OR TRANSFER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS OF THAT AGREEMENT AND ANY SALE OR TRANSFER OF SUCH SECURITIES IN VIOLATION OF SAID AGREEMENT SHALL BE INVALID.

Certificate No. __________                                   __________ Warrants


                               Warrant Certificate

                       CORNERSTONE PROPANE PARTNERS, L.P.

              This Warrant Certificate certifies that [______________________], a _______________corporation (the "PURCHASER"), or its registered assigns, is the registered holder of the number of Warrants (the "WARRANTS") set forth above to purchase limited partnership interests of the Company defined as "Common Units" in the Partnership Agreement and having the rights and obligations specified with respect to Common Units in the Partnership Agreement (the
"COMMON UNITS"), of CORNERSTONE PROPANE PARTNERS, L.P., a Delaware limited partnership (the "COMPANY"). Each Warrant entitles the holder upon exercise to receive from the Company one fully paid and nonassessable Common Unit (a "WARRANT UNIT") upon the payment by the Purchaser to the Company of the initial exercise price (the "EXERCISE PRICE") of $0.10, payable in lawful money of the United States of America, upon surrender of this Warrant Certificate and payment of the Exercise Price at the office of the Company designated for such purpose, subject to the conditions set forth herein and in the Warrant Agreement referenced below. The Exercise Price and number and type of Warrant Units issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events, as set forth in the Warrant Agreement.

              The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants, and are issued or to be issued pursuant to a Warrant and Registration Rights Agreement, dated as of June 30, 2000 (the "WARRANT AGREEMENT"), which has been duly executed and delivered by the Company and Northwestern Corporation, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and are hereby referred to for a description of the rights, obligations and duties hereunder of the Company and the holders of the Warrants (the words "holders" or "holder" meaning the registered holders or registered holder). By acceptance of this Warrant Certificate, the holder hereof agrees to be bound by the Warrant Agreement. Copies of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. The Warrants evidenced by this Warrant Certificate are exercisable at any time and from time to time during the period beginning on the date hereof and ending on August 2, 2005 (the "EXPIRATION DATE").

              The holder of Warrants evidenced by this Warrant Certificate may exercise such Warrants under and pursuant to the terms and conditions of the Warrant Agreement by surrendering this Warrant Certificate, with the form of election to purchase attached hereto (and by this reference made a part hereof) properly completed and executed, together with payment of the Exercise Price in cash at the office of the Company designated for such purpose. In the event that any exercise of Warrants evidenced hereby shall be for less than the total number of Warrants evidenced hereby and except as otherwise provided in the Warrant Agreement, there shall be issued by the Company to the holder hereof or its registered assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

              The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price set forth on the face hereof and the number of Warrant Units issuable upon the exercise of each Warrant may, subject to certain conditions, be adjusted. No fractional Warrant Units will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

              Warrant Certificates, when surrendered at the office of the Company by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

              The Company may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing made hereon) for the purpose of any exercise hereof, of any distribution to the holder(s) hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a limited partner of the Company.

              IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its duly authorized officer and has caused its corporate seal to be affixed hereunto or imprinted hereon.

Dated:
      ------------------------------------
         CORNERSTONE PROPANE PARTNERS, L.P.


                                  By:      CORNERSTONE PROPANE GP, INC.
                                           its general partner



                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


[CORPORATE SEAL]